Exhibit 4.5.34

PLEDGE OVER THE BALANCE OF BANK ACCOUNT

21 December 2005

BETWEEN

HERTZ ITALIANA S.P.A.

as the Company

And

BNP PARIBAS S.A.

as Pledgee and Security Agent

UGHI E NUNZIANTE

VIA XX SETTEMBRE 1

00187 ROMA

EXECUTION COPY

CONTENTS

1.	DEFINITIONS	pag. 4

2.	INTERPRETATION	pag. 6

3.	SECURITY INTEREST	pag. 7

4.	PERFECTION OF THE PLEDGE	pag. 7

5.	USE OF THE BANK ACCOUNT BY THE COMPANY	pag. 8

6.	ENFORCEMENT OF THE PLEDGE	pag. 8

7.	REPRESENTATIONS AND WARRANTIES	pag. 8

8.	UNDERTAKINGS OF THE COMPANY	pag. 9

9.	TERMINATION AND RELEASE	pag. 10

10.	NOTICES	pag. 12

11.	CONTINUATION OF THE PLEDGE	pag. 12

12.	MISCELLANEOUS PROVISIONS	pag. 13

13.	GOVERNING LAW AND JURISDICTION	pag. 14

THIS PLEDGE AGREEMENT OVER THE BALANCE OF BANK ACCOUNT (the “Agreement”)  is made in London on this 21 December 2005:

BETWEEN

(1)           HERTZ ITALIANA S.p.A, a company incorporated under Italian law, with its registered office in Rome, Viale Leonardo da Vinci n. 421, having a corporate capital of € 1.635.000 enrolled in the Register of Commerce and Companies of Rome under number 00433120581, REA 225428 represented by Mr.                                                                                                , duly empowered to execute the present agreement by virtue of special power of attorney issued on 19 December 2005 (hereinafter, the “Company” or the “Pledgor”);

AND

(2) BNP PARIBAS S.A., a bank incorporated under French law, with its registered office in 16, boulevard des Italiens, 75009 Paris, having a corporate capital of € 1 757 231 208, enrolled in the Register of Commerce and Companies of Paris, under SIREN number 662 042 449, acting as Facility Agent and as Security Agent in the name and on behalf of the Banks, as defined below, pursuant to the Intercreditor Deed represented by                                                                                     , duly empowered as attorney to execute the present agreement; (hereinafter, the “Security Agent” or the “Pledgee”)

The Pledgor and the Pledgee are hereinafter each referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS:

(A)          Pursuant to a senior bridge facilities agreement dated 21 December 2005 made, inter alia, among Hertz International Ltd, the Original Borrowers (as defined in the Facility Agreement), BNP Paribas, The Royal Bank of Scotland plc and Calyon (the “Facility Agreement”), the Banks will make available the facilities to the Assignor (each a “Facility”);

(B)           The Company has opened the bank accounts described under Schedule 1 (the Bank Accounts and each of them the “Bank Account”); and

(C)           As a condition precedent to the availability of the Facility, the Company has, inter alia, agreed to pledge in favour of the Pledgee the Balance, securing its own obligations under the Facility Agreement.

IN LIGHT OF THE FOREGOING THE PARTIES AGREE AS FOLLOWS:

1.             DEFINITIONS

 For the purposes of this Agreement and without prejudice to cases where the context allows for a different interpretation, the terms and expressions hereinafter shall be interpreted as follows:

Account Bank means any of the following Banks:

(a)           Banca di Roma, Piazza Marconi 24, 00144 Roma;

(b)           Banca Intesa S.p.A., Piazza Marconi 25, 00144 Roma;

(c)           Banca Nazionale del Lavoro S.p.A., Via C. Colombo 550, 00144;

(d)          Banca Popolare Commercio e Industria S.p.A., Viale Regina Margherita 196, 00198 Roma;

(e)           Banca Popolare di Milano, Via Baldovinetti 156, 00142;

(f)            Citibank, Milan Branch, Via Foro Bonaparte 16, 20121 Milano;

(g)          Credito Bergamasco S.p.A., Via della Civiltà del Lavoro 62, 00144 Roma;

(h)           Deutsche Bank S.p.A., Largo Tritone 161, 00187 Roma;

(i)            HSBC, Via M. Bossi 1, 20121 Milano;

(j)            San Paolo - IMI S.p.A., Viale dell’Arte 19/A, 00144 Roma;

(k)           Unicredit Banca d’Impresa S.p.A., P.le dell’Industria 46, 00144 Roma;

Balance means the positive balance of the Bank Account available from time to time.

Bank Account has the meaning given to it in Recital B.

Bank has the meaning given to that term in the Facility Agreement.

Borrower has the meaning given to that term in the Facility Agreement.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Paris, Rome, London and Milan which is also a TARGET Day.

Civil Code means the Italian civil code approved by the Italian Royal Decree No. 262 of 16th March, 1942, as from time to time amended and supplemented.

Encumbrance has the meaning given to that term in the Facility Agreement.

Enforcement Event means the occurrence of an Event of Default which is continuing and has not been waived under the Facility Agreement and which has resulted in the Security Agent serving notice under clause 23.17(a) (Acceleration and Cancellation) of the Facility Agreement in connection with the Secured Liabilities or any of them.

 Event of Default has the meaning given to that term in the Facility Agreement.

Facility has the meaning given to that term in Recital A.

Facility Agreement has the meaning given to that term in Recital A.

Finance Documents has the meaning given to that term in the Facility Agreement.

Finance Parties has the meaning given to that term in the Facility Agreement.

Guarantor has the meaning given to that term in the Facility Agreement.

Insolvency Law means the Italian Royal Decree No. 267 of 16th March, 1942, as from time to time amended and supplemented.

Intercreditor Deed has the meaning given to that term in the Facility Agreement.

Legal Opinions has the meaning given to that term in the Facility Agreement.

Parent means Hertz International Ltd, a corporation incorporated under the laws of the State of Delaware, having (as of the date hereof) its registered office at 225 Brae Boulevard Park Ridge, New Jersey, 07657.

Permitted Encumbrance has the meaning given to it in the Facility Agreement.

Piego Raccomandato means a piego raccomandato aperto, whereby a single page letter is folded three times and stapled, so that the name and address appear in the top left hand corner of the outside of the folded letter, stamped on the outside in the top right hand corner directly opposite the address and sent by registered mail with return receipt (raccomandata con ricevuta di ritorno).

Pledge means the pledge of the Balance granted by the Company to the Pledgee pursuant to Clause 3 (Security Interest).

Pledgee means BNP Paribas in its capacity as Security Agent acting on behalf of the Banks, pursuant to the Intercreditor Deed.

Secured Claims means the claims (diritti di credito) of the Secured Creditors in respect of the Secured Liabilities.

Secured Creditors means any of the Banks.

Secured Liabilities means:

(a)           all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Company to the Finance Parties (or any of them) under the Finance Documents (or any of them); and

(b)           all present and future contingent obligations and liabilities of the Company in case of claw-back (revocatoria) or ineffectiveness (inefficacia), pursuant to article 65 or article 67 of the Insolvency Law (or any other provision of Italian law or any other applicable law), of any payment made by the Company or any other person to discharge any of the obligations referred to above, which are excluded from the contingent liabilities under letter (a) above.

Security Period means the period beginning on the date hereof and ending on the first anniversary of the full and unconditional discharge of the Secured Liabilities described under paragraph (a) of the definition of Secured Liabilities; provided that if in the meantime the Company or any third party who has made payments discharging the Secured Liabilities described under paragraph (a) of the definition of Secured Liabilities on behalf of the Company is adjudicated bankrupt or submitted to any insolvency proceedings which may trigger the applicability of article 65 or article 67 of the Insolvency Law (or any similar provision under any applicable law), such term shall be extended until no revocatory action can be exercised.

Term has the meaning given to the term in the Facility Agreement.

Transfer Certificate has the meaning given to that term in the Facility Agreement.

2.             INTERPRETATION

2.1          The recitals and the schedules to this Agreement are an essential part thereof.

2.2          Terms not otherwise defined herein shall have the same meaning ascribed to them in the Facility Agreement.

2.3          The words and expressions beginning with a capital letter, used either in the singular or in the plural form, shall have, for the purposes of this Agreement, the meaning which they have been attributed under the Facility Agreement, unless otherwise defined in this Agreement.

2.4          References to a document shall mean such document, as modified, replaced by novation or complemented.

2.5          If an amount paid by the Company or any person on behalf of the Company or otherwise to discharge any of the Secured Liabilities has been avoided or otherwise set aside on the liquidation or administration of the Company or any such person or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of the Pledge.

3.             SECURITY INTEREST

3.1          The Company hereby irrevocably grants in favour of the Secured Creditors the Pledge pursuant to article 2784 of the Civil Code, as a security for the Secured Liabilities.

3.2          If one or more of the Secured Liabilities is declared invalid or unenforceable for whatever reason, or if the Pledge cannot or can no longer secure, for whatever reason, one or more of such liabilities, this shall not prejudice the validity and the enforceability of the Pledge, which shall continue to secure the full, unconditional and irrevocable performance of all other such liabilities.

4.             PERFECTION OF THE PLEDGE

4.1          Notice of the Pledge

(a)           Promptly after the execution of this Agreement, the Company shall, pursuant to article 2800 of the Civil Code, send to each of the Account Banks a notice substantially in the form of the Italian version of Schedule 2, Part 1, and deliver to the Security Agent, as soon as reasonably possible and, in any case, not later than 15 (fifteen) Business Days after the execution of this Agreement, evidence that the notice has been served.

(b)           The Company shall send to each of the Account Banks a notice substantially in the form of the Italian version of Schedule 2, Part 2, within 10 (ten) days as of the beginning of each quarter, confirming the Pledge.

4.2          Service by Piego Raccomandato

The notices set forth in Clause 4.1 (Notice of the Pledge) shall be served on all the Account Banks by Piego Raccomandato.

5.             USE OF THE BANK ACCOUNT BY THE COMPANY

5.1          Notwithstanding the Pledge, the Company is entitled to fully operate the Bank Account and perform all the related transactions until an Enforcement Event has occurred.

5.2          Upon the occurrence of an Enforcement Event, the Security Agent may serve on each of the Account Banks a notice substantially in the form of the Italian version of Schedule 3. Following service of such notice the Company may not withdraw any amount from or make any other transaction debiting the relevant Bank Account without the prior written consent of the Security Agent.

6.             ENFORCEMENT OF THE PLEDGE

6.1         Without prejudice of any other provision of this Agreement, and subject to article 11 hereof, should an Enforcement Event have occurred, the Pledgee shall be entitled to exercise all rights and actions provided for by law pursuant to this Agreement and, particularly, after having requested the Pledgor to carry out the payment or the fulfilment of the Secured Liabilities within the following 5 (five) calendar days from the receipt of such notice and having the Pledgor not complied with such request within such term, the Pledgee may retain from the Balance an amount sufficient to satisfy its rights as provided for by article 2803 of the Italian Civil Code or enforce the Pledge pursuant to article 2804 of the Italian Civil Code.

6.2          Notwithstanding the provisions of article 6.1, should the legislative decree 170/2004 results to be applicable, the Pledgee shall be entitled to enforce the Pledge pursuant to article 4 of such legislative decree.

6.3          The Security Agent will receive the relevant proceeds and distribute them in accordance with the provisions of the Intercreditor Deed.

7.             REPRESENTATIONS AND WARRANTIES

7.1          The Company hereby represents and warrants to the Pledgee that as of the date of execution of this Agreement :

(i)            with the exception of any right available to the Account Bank under article 5 of the Norme Bancarie Uniformi - Norme per i Conti correnti di corrispondenza e servizi conessi, the Company has and shall have full and unencumbered legal title to the Balance, free and clear from any Encumbrance or other right of third person other than any Permitted Encumbrance;

(ii)           the Company has full corporate power and authority to pledge the Balance in favour of the Secured Creditors, the Pledge falls within the corporate purpose of the Company and all the authorisations necessary or advisable in connection with the Pledge have been obtained, subject to any reservations made in the Legal Opinions;

(iii)          no claims or proceedings are pending or, to the knowledge of the Company, threatened before any court or arbitration panel, in Italy or abroad, which may materially adversely affect the Balance;

(iv)          the Pledge and the provisions contained in this Agreement are not in conflict with any other agreement or undertaking to which the Company is a party or any provision of law, regulation or corporate documents binding on the Company.

7.2          All representations and warranties of the Pledgor of this Clause shall be deemed to be repeated by the Pledgor on the first day of each Term, each date on which an advance is or is to be made to the Company .

8.             UNDERTAKINGS OF THE COMPANY

Until the release of the Pledge pursuant to Clause 9 (Termination and release), the Company shall:

(a)           save for what is provided for under Clause 5 of this Agreement, not take any action which may prejudice, directly or indirectly, the validity, the effectiveness or the enforceability of the Pledge or the agreements governing the Bank Account or the rights of the Secured Creditors under or in connection with this Agreement;

(b)           take all actions which the Security Agent may reasonably request which are necessary and appropriate to protect the validity, the effectiveness and the enforceability of the Pledge or the rights of the Secured Creditors under this Agreement, also against claims made by third parties, it being understood that the relevant expenses shall be borne in accordance with the Facility Agreement;

(c)           promptly execute and deliver all documents and take all actions which the Security Agent may reasonably request which are necessary and appropriate in order to:

(i)            perfect the Pledge; or

(ii)           enable the Pledgee to exercise the rights and the remedies to which it is entitled pursuant to this Agreement, including, without limitation, all rights and remedies exercisable upon the occurrence of an Enforcement Event;

it being understood that the relevant expenses shall be borne in accordance with the Facility Agreement; and

(d)           not create or permit the creation of any Encumbrance over the Balance other than any Permitted Encumbrance.

9.             TERMINATION AND RELEASE

9.1          The Pledge shall terminate automatically on or forthwith after the end of the Security Period.

9.2          The Secured Creditors, acting through the Security Agent, upon request and at the cost and expense of the Company, shall, immediately after the end of the Security Period give notice to any of the Account Bank of the release of the Pledge.

9.3          Notwithstanding anything to the contrary contained in the Finance Documents, in any case, the Security Agent shall, at the request and cost of the Parent, release and cancel the Pledge upon occurrence of any of the following events:

(a)           the Secured Liabilities being discharged in full and none of the Secured Creditors being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Company or any other person under any of the Finance Documents,

(b)           the Company ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Facility Agreement; and

(c)           in compliance with point 10.2 of Schedule 20 of the Facility Agreement, in connection with (a) any Permitted Disposal (as defined in the Facility Agreement) of the Balance, (b) any sale or other disposition of the Balance otherwise permitted by the Facility Agreement or the Intercreditor Deed, (c) any sale or other disposition of the Balance where the Security Agent has consented to the disposal pursuant to the Facility Agreement or the Intercreditor Deed, Take-Out Financing (as defined in the Facility Agreement) (d) any sale or any other disposition of the Balance pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Facility Agreement or the Intercreditor Deed to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place, or (e) the creation of any Encumbrance permitted by paragraph (x) of the definition of Permitted Encumbrance in the Facility Agreement and the Security Agent shall procure the reassignment to the Company of the assets assigned to the Security Agent pursuant to the Facility Agreement or the Intercreditor Deeds, provided that, to the extent that the disposal of the Balance is a Permitted Disposal or a sale or disposition otherwise permitted by the Facility Agreement or the Intercreditor Deed, the Balance shall be declared to be automatically released from the Pledge, with effect from the day of such disposal and the Security Agent shall each do all such acts which are reasonably requested by the Parent in order to release the Balance..

9.4          Notwithstanding anything to the contrary contained in the Finance Documents, in the event the Secured Liabilities described under paragraph (a) of the definition of Secured Liabilities are fully discharged, the Security Agent shall as soon as possible, at the request and cost of the Parent, release and cancel the Pledge, upon delivery to the Security Agent by the Company of the following documents.

(i)            copies of the last annual accounts duly approved by the Company, which evidence the integrity of the corporate capital and the absence of any losses at end of the relevant financial year;

(ii)           certificate from the Companies Registry concerning the Company issued from less than two weeks prior to the date on with the conditions under this clause 9.4 are met, evidencing that the Company is not subject to any insolvency procedure (procedura concorsuale); and

(iii)          certificate issued by the Tribunal of the place in which the Company has its registered office, evidencing that no attachment procedure for an aggregate amount higher than Euro 1,000,000 (one million) is pending against any of the properties of the Company;

unless the Security Agent provides the Parent with documentary evidence that the Company is insolvent within 15 (fifteen) Business Days from the Parent’s request of release. Upon request of the Security Agent, the Company shall promptly deliver to the Security Agent all reasonable documents concerning its financial situation and pending litigations.

10.          NOTICES

For the purposes of this Clause 10, the contact details of the Company and the Secured Creditors are as follows:

As to the Company:

Hertz Italiana S.p.A.

Viale Leonardo da Vinci 421

00145 Rome

Attn. The Board of Directors

Tel. +39 06 542941

Fax. +39 06 5415226

With copy to:

Bonelli Erede Pappalardo LLP

St. Olave’s House

9a Ironmonger Lane

EC2V 8EY London

Attn. Avv. R. Sallustio

Tel +44 2077763488

Fax. +44 2077763468

As to the Pledgees (acting through the Security Agent) :

BNP Paribas

3 Rue d’Antin

Attention: Violaine Delaunay

Tel: 00 33 1 42 98 97 25

Fax: 00 33 1 42 98 69 19

11.          CONTINUATION OF THE PLEDGE

(a)           Pursuant to article 1232 of the Civil Code, the Parties hereby expressly agree that the Pledge shall remain in full force and effect in the case of novazione oggettiva of one or more Secured Liabilities.

(b)           Pursuant to article 1275 of the Civil Code, the Company hereby expressly and irrevocably consents to the continuation of the Pledge in the event of novazione soggettiva of one or more Secured Liabilities.

(c)           The Parties expressly agree and acknowledge that, for the purposes of the Pledge, any transfer, in whole or in part, of the Facility Agreement (including without limitation any transfer by way of English law novation and any transfer carried out by a Transfer Certificate), and any assignment, in whole or in part, of one or more Secured Claims, including without limitation any assignment carried out under clause 36 (Assignments and transfers) of the

Facility Agreement, are and shall be considered as being, respectively, cases of “cessione del contratto” and “cessione del credito”, and therefore they shall never entail a “novazione oggettiva” of, or have an “effetto novativo” on, the Secured Liabilities or the Pledge.

(d)           Without prejudice to the provisions of paragraphs (a), (b) and (c) above, in any case of:

(i)            “novazione oggettiva” of one or more Secured Liabilities;

(ii)           “novazione soggettiva” of one or more Secured Liabilities;

(iii)          transfer, in whole or in part, of the Facility Agreement, including without limitation any transfer by way of English law novation and any transfer carried out by means of a Transfer Certificate;

(iv)          any assignment, in whole or in part, of one or more Secured Claims, including without limitation any assignment carried out under clause 33 (Assignments and transfers) of the Facility Agreement; or

(v)           one or more changes, of whatever nature and for whatever reason, in one or more terms of any of the Facility Agreement or in one or more terms of any of the Secured Liabilities,

at the reasonable request of the Security Agent and in the manner and at the time specified by the latter, the Company, at its own expenses, shall execute any deed, agreement, document, act or certificate and take all the steps which are necessary or appropriate, at the Security Agent’s discretion, to maintain the Pledge; it being understood that should the request of the Security Agent arise from circumstances not attributable to the Company no expenses shall be borne by the Company or by the Parent.

(e)           To the extent explicitly permitted by the Facility Agreement and pursuant to article 1407, first paragraph, of the Civil Code, each of the Parties hereby provides its explicit and irrevocable consent to the transfer (cessione), in whole or in part, by any Secured Creditor, as the case may be, of its contractual position as a secured creditor (creditore garantito) under this Agreement in favour of any person executing a Transfer Certificate with any other Secured Creditor, as the case may be.

12.          MISCELLANEOUS PROVISIONS

12.1        Waivers

(a)           The rights of the Pledgee under this Agreement may be:

(i)            exercised as often as necessary; and

(ii)           waived only in writing and specifically.

(b)           Delay in exercising or non-exercise of any of the rights of the Pledgee under this Agreement is not a waiver of that right.

12.2        Remedies cumulative

All rights, actions and remedies of the Pledgee under this Agreement are in addition to and do not exclude any other right, action or remedy to which the Secured Creditors are entitled as a matter of contract (including, without limitation, under the Facility Agreement or any other Finance Document) or of law.

12.3        Additional Security

The security constituted by this Agreement is in addition to and is not prejudiced by any other security now or subsequently held by the Secured Creditors for any Secured Liabilities.

12.4        Amendments

No amendment to the provisions of this Agreement shall be effective unless made by the Company and the Pledgee in writing.

12.5        Liability of the Pledgee

The Pledgee shall not be liable, except for gross negligence or wilful misconduct, for damages caused to the Company when exercising or failing to exercise the rights, actions or remedies to which it is entitled under this Agreement.

12.6        Taxes and expenses

Taxes, expenses and costs relating to this Agreement shall be borne by the Parent according to the relevant provisions of the Facility Agreement.

12.7        Successors and assignees

The Pledgee shall not be liable towards the Company or its successors or assignees for any delay or failure in exercising its rights under this Agreement.

13.          GOVERNING LAW AND JURISDICTION

13.1        Governing law

This Agreement and any document to be issued pursuant to this Agreement is governed by Italian law.

13.2        Jurisdiction

(a)           The courts of Milan have exclusive jurisdiction to settle any dispute in connection with this Agreement.

(b)           This Clause is for the benefit of the Secured Creditors. To the extent allowed by law the Secured Creditors may take proceedings against the Company in any other competent Italian court.

The Company	The Pledgee
Hertz Italiana S.p.A.	BNP Paribas
in its capacity as Assignor	in its capacity as Pledgee and Security Agent
Represented by	Represented by
Riccardo Sallustio	Cyrille Javaux
in his capacity as attorney in fact

/s/ Riccardo Sallustio	/s/ Cyrille Javaux